Exhibit 10.30

Schedule of Board of Director and Committee Fees

Effective January 1, 2007

Annual Director Fees

Retainer	$44,000 (payable quarterly in arrears)

Stock	$40,000 valued at closing price of TNL on the day immediately prior to the Annual Meeting, payable in a lump sum.

Annual Committee Fees (all paid quarterly in arrears)

	Audit	Compensation	Governance

Chairman	$25,000	$10,000	$9,000

Member	$14,000	$3,000	$3,000